                                                                    Exhibit 2.1



                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                AUGUST 11, 1997

                                     AMONG

                       NATIONAL SANITARY SUPPLY COMPANY,

                           UNISOURCE WORLDWIDE, INC.

                                      AND

                                   TFBD, INC.

                              TABLE OF CONTENTS(1)
                            ------------------------

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                                         ARTICLE 1
                                        THE MERGER
SECTION 1.01. The Merger.............................................................   A-1
SECTION 1.02. Conversion of Shares...................................................   A-2
SECTION 1.03. Surrender and Payment..................................................   A-2
SECTION 1.04. Dissenting Shares......................................................   A-3
SECTION 1.05. Stock Options..........................................................   A-3
SECTION 1.06. Lost Certificates......................................................   A-3
SECTION 1.07. Adjustments............................................................   A-3
                                         ARTICLE 2
                                 THE SURVIVING CORPORATION
SECTION 2.01. Certificate of Incorporation...........................................   A-4
SECTION 2.02. Bylaws.................................................................   A-4
SECTION 2.03. Directors and Officers.................................................   A-4

                                         ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01. Corporate Existence and Power..........................................   A-4
SECTION 3.02. Corporate Authorization................................................   A-4
SECTION 3.03. Governmental Authorization.............................................   A-4
SECTION 3.04. Non-contravention......................................................   A-4
SECTION 3.05. Capitalization.........................................................   A-5
SECTION 3.06. Subsidiaries...........................................................   A-5
SECTION 3.07. SEC Filings............................................................   A-5
SECTION 3.08. Financial Statements...................................................   A-6
SECTION 3.09. Disclosure Documents...................................................   A-6
SECTION 3.10. Absence of Certain Changes.............................................   A-6
SECTION 3.11. No Undisclosed Material Liabilities....................................   A-7
SECTION 3.12. Litigation.............................................................   A-7
SECTION 3.13. Taxes..................................................................   A-7
SECTION 3.14. ERISA..................................................................   A-8
SECTION 3.15. Compliance with Laws...................................................  A-10
SECTION 3.16. Finders' Fees..........................................................  A-10
SECTION 3.17. Other Information......................................................  A-10
SECTION 3.18. Environmental Matters..................................................  A-10
SECTION 3.19. Vote Required..........................................................  A-11
SECTION 3.20. Anti-Takeover Plan; State Takeover Statutes............................  A-11
SECTION 3.21. Intercompany Accounts..................................................  A-11
SECTION 3.22. Material Contracts.....................................................  A-11
SECTION 3.23. Properties.............................................................  A-12
SECTION 3.24. Products...............................................................  A-13
SECTION 3.25. Patents and Other Proprietary Rights...................................  A-13
SECTION 3.26. Insurance Coverage.....................................................  A-14
SECTION 3.27. Licenses and Permits...................................................  A-14
SECTION 3.28. Inventories............................................................  A-14
SECTION 3.29. Receivables............................................................  A-14
---------------
(1) The Table of Contents is not a part of this Agreement.
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SECTION 3.30. Employees..............................................................  A-15
SECTION 3.31. Labor Matters..........................................................  A-15
SECTION 3.32. Required and Other Consents............................................  A-15

                                         ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF BUYER
SECTION 4.01. Corporate Existence and Power..........................................  A-15
SECTION 4.02. Corporate Authorization................................................  A-15
SECTION 4.03. Governmental Authorization.............................................  A-15
SECTION 4.04. Non-contravention......................................................  A-16
SECTION 4.05. Disclosure Documents...................................................  A-16
SECTION 4.06. Finders' Fees..........................................................  A-16

                                         ARTICLE 5
                                 COVENANTS OF THE COMPANY
SECTION 5.01. Conduct of the Company.................................................  A-16
SECTION 5.02. Company Information Statement..........................................  A-17
SECTION 5.03. Access to Information..................................................  A-17
SECTION 5.04. Other Offers...........................................................  A-17
SECTION 5.05. Notices of Certain Events..............................................  A-18
SECTION 5.06. State Takeover Laws....................................................  A-18
SECTION 5.07. Resignations...........................................................  A-18
SECTION 5.08. Additional SEC Filings.................................................  A-18

                                         ARTICLE 6
                                    COVENANTS OF BUYER
SECTION 6.01. Confidentiality........................................................  A-18
SECTION 6.02. Obligations of Merger Subsidiary.......................................  A-19

                                         ARTICLE 7
                            COVENANTS OF BUYER AND THE COMPANY
SECTION 7.01. Best Efforts...........................................................  A-19
SECTION 7.02. Certain Filings........................................................  A-19
SECTION 7.03. Public Announcements...................................................  A-19
SECTION 7.04. Further Assurances.....................................................  A-19
SECTION 7.05. Confidentiality Agreement..............................................  A-19
SECTION 7.06. Completion of Due Diligence and Amended Disclosure Letter..............  A-19

                                         ARTICLE 8
                                 CONDITIONS TO THE MERGER
SECTION 8.01. Conditions to the Obligations of Each Party............................  A-20
SECTION 8.02. Conditions to the Obligations of Buyer and Merger Subsidiary...........  A-20
SECTION 8.03. Conditions to the Obligations of the Company...........................  A-21

                                         ARTICLE 9
                                        TERMINATION
SECTION 9.01. Termination............................................................  A-21
SECTION 9.02. Effect of Termination..................................................  A-22
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                                        ARTICLE 10
                                       MISCELLANEOUS
SECTION 10.01. Notices...............................................................  A-22
SECTION 10.02. Survival of Representations and Warranties and Agreements.............  A-22
SECTION 10.03. Amendments; No Waivers................................................  A-23
SECTION 10.04. Expenses..............................................................  A-23
SECTION 10.05. Successors and Assigns................................................  A-23
SECTION 10.06. Governing Law.........................................................  A-23
SECTION 10.07. Jurisdiction..........................................................  A-23
SECTION 10.08. Waiver of Jury Trial..................................................  A-23
SECTION 10.09. Counterparts; Effectiveness; Third Party Beneficiaries................  A-24
SECTION 10.10. Severability..........................................................  A-24
SECTION 10.11. Specific Performance..................................................  A-24
SECTION 10.12. Entire Agreement......................................................  A-24

                                        ARTICLE 11
                                        DEFINITIONS
SECTION 11.01. Definitions...........................................................  A-24

                                         EXHIBITS
Exhibit A -- Indemnity Agreement
Exhibit B -- Tax Matters Agreement
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


                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 11, 1997 among NATIONAL SANITARY SUPPLY COMPANY, a Delaware corporation (the "Company"), UNISOURCE WORLDWIDE, INC., a Delaware corporation ("BUYER"), and TFBD, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").

     WHEREAS, the Board of Directors of each of Buyer, the Company and Merger Subsidiary have determined that it is advisable and in the best interests of their respective stockholders to engage in the transactions contemplated hereby; and

     WHEREAS, the Board of Directors of the Company has approved the merger (the "MERGER") of the Merger Subsidiary with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DELAWARE LAW") and other applicable law; and

     WHEREAS, this Agreement and the Merger shall be approved by the stockholders of the Company for purposes of Delaware Law at such time as the Company is in receipt of written consents approving this Agreement and the Merger executed by the holders of that number of shares of common stock, par value $1.00 per share, of the Company (each, a "SHARE") representing the right to cast a majority of the votes entitled to be cast at a meeting to consider the Agreement and the Merger; and

     WHEREAS, Chemed Corporation, a Delaware corporation ("CHEMED"), owns in excess of 80% of the issued and outstanding Shares and concurrently with the execution of this Agreement is delivering its written consent approving this Agreement and the Merger as permitted by the certificate of incorporation and bylaws of the Company and Delaware Law; and

     WHEREAS, such consent constitutes the only action necessary by stockholders of the Company required in order to authorize this Agreement and the Merger under the Company's certificate of incorporation and bylaws and Delaware Law; and

     WHEREAS, Chemed, as an inducement to Buyer and Merger Subsidiary to enter into the transactions contemplated hereby, is contemporaneously herewith entering into the Indemnity Agreement and the Tax Matters Agreement (each as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after the later of (i) satisfaction or waiver of all conditions to the Merger and (ii) the 20th calendar day after the Company Information Statement (as defined below) is first sent or given to the stockholders of the Company, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 1.02. Conversion of Shares. At the Effective Time:

          (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in
     Section 1.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $21.00 in cash, without interest (the "MERGER CONSIDERATION").

     SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of certificates in accordance with the terms of this Section 1.03 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such certificates.

     (c) If any portion of the Merger Consideration is to be paid to a Person (as defined below) other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

     SECTION 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt written notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 1.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time, less any taxes required to be withheld by the Company with respect thereto.

     (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses 1.05(b)(i) or 1.05(b)(ii), are necessary to give effect to the transactions contemplated by Section 1.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until necessary consents are obtained.

     SECTION 1.06. Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to be paid in respect of the Shares represented by such certificate as contemplated by this Article.

     SECTION 1.07. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with the record date during such period, the price per share to be paid to holders of Shares in the Merger shall be appropriately adjusted.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "National Sanitary Supply Company".

     SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the letter of the Company dated the date hereof and delivered to Buyer in connection with this Agreement (the "Disclosure Letter") and making reference to the particular section of this Agreement to which exception is being taken, the Company represents and warrants to Buyer that:

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined below) taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action (including all necessary stockholder action). This Agreement constitutes a valid and binding agreement of the Company.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

     SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 9,000,000 Shares, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of July 31, 1997, there were outstanding 6,269,824 Shares, no shares of preferred stock and employee stock options to purchase an aggregate of 513,139 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since July 31, 1997 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "COMPANY 10-K").

     (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 3.07. SEC Filings. (a) The Company has delivered to Buyer (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994, (ii) the quarterly report of the Company on Form 10-Q for the fiscal quarter ended March 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1994.

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in Section 3.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1996 set forth in the Company 10-K and "BALANCE SHEET DATE" means December 31, 1996.

     SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the proxy or information statement of the Company (the "COMPANY INFORMATION STATEMENT") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the Effective Time, the Company Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Information Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

     SECTION 3.10. Absence of Certain Changes. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any issuance, grant, sale, repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests (including options, rights or warrants) in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary or any subdivision, reclassification, recapitalization, split, combination or exchange of any shares of capital stock of the Company (other than in connection with outstanding options);

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

          (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, severance or termination, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

          (l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

     SECTION 3.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

          (c) liabilities or obligations under this Agreement.

     SECTION 3.12. Litigation. Section 3.12 of the Disclosure Letter sets forth, as of the date of this Agreement, a list of all pending lawsuits or claims of which the Company is aware, threatened against or affecting the Company or any Subsidiary or any of their respective properties. Except as set forth in the Disclosure Letter or Company 10-K, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) as of the date hereof and (ii) which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     SECTION 3.13. Taxes. Except as set forth in the Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all tax returns, statements, reports and forms (collectively, the "COMPANY RETURNS") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws, (ii) the Company and its Subsidiaries have timely paid all taxes shown as due and payable on such Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries, (iii) the Company and its Subsidiaries have made adequate provision on their books for all taxes payable by the Company and its Subsidiaries for which no Company Return has yet been filed, (iv) the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate under United States generally accepted accounting principles ("GAAP") to cover the tax liabilities accruing through the date thereof, (v) there is no action, suit, proceeding, audit, or claim with respect to tax matters now proposed or pending against or with respect to the Company or any of its Subsidiaries, (vi) there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of taxes of the Company and its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has been a United Sates real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (viii) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Chemed is the common parent. With respect to the 1997 calendar year, the Shares are "regularly traded on an established securities market" within the meaning of Section 897(c)(2) of the Code and the final and temporary regulations thereunder.

     SECTION 3.14. ERISA. (a) Definitions. For purposes hereof the following terms have the following meanings:

     "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, workers' compensation, supplemental unemployment benefits, severance benefits and postemployment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan (as defined below), (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates (as defined below) and (iii) covers any employee or former employee of the Company or any Subsidiary.

     "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any Subsidiary.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) The Company has provided, or will provide prior to the Effective Time, Buyer with a list and copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including all required Schedules thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Such list identifies each Employee Plan which is (i) a Multiemployer plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Company has provided, or will provide prior to the Effective Time, Buyer with complete age, salary, service and related data as of the most recent practicable date for all employees and former employees covered under any Title IV Plan.

     (c) The fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) exceeds the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the PBGC. There is no unfunded liability of the Company or any Subsidiary in respect of any Employee Plans or Benefit Arrangements described under Sections 4(b)(5) of ERISA or 401(a)(1) of the Code, as computed using reasonable actuarial assumptions and determined as if all benefits under such plans are vested and payable.

     (d) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event", within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have a Material Adverse Effect, and no event described in
Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any Subsidiary or Buyer or any of its ERISA Affiliates after the Effective Time. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company, any Subsidiary or any of their ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in
Section 3(37) of ERISA, which could result in the Company, any Subsidiary or Buyer or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of the Company or any Subsidiary to make timely installments or other payments required under Code Section 412. If a "complete withdrawal" by the Company and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

     (e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has provided, or will provide prior to the Effective Time, Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (f) The Company has provided, or will provide prior to the Effective Time, Buyer with a list and copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

     (g) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (h) All contributions and payments which have either become due and payable or should be accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, will be discharged and paid or accrued, respectively, on or prior to the Effective Time in accordance with such practices. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     (i) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (j) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under Section 5000(a) which is or could become a liability of the Company or any of its Subsidiaries.

     (k) No employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby, except as contemplated by this Agreement.

     SECTION 3.15. Compliance with Laws. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.16. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.17. Other Information. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and the Subsidiaries delivered to Buyer constitute the Company's best estimate of the information purported to be shown therein and the Company is not aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

     SECTION 3.18. Environmental Matters. (a) Definitions. For purposes hereof the following terms have the following meanings:

     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

          (b) Except as set forth in the Company 10-K:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

          (ii) The Company is in compliance with all Environmental Laws and has been and is in compliance with all Environmental Permits, except where any noncompliance or failure to receive Environmental Permits could not reasonably be expected to result in a Material Adverse Effect; and

          (iii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law that have had or may reasonably be expected to have a Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the Effective Time.

     (d) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

     (e) For purposes of this Section, the terms "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

     SECTION 3.19. Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares.

     SECTION 3.20. Anti-Takeover Plan; State Takeover Statutes. Neither the Company nor any Subsidiary has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, scheme, device or arrangement. The Board of Directors of the Company has approved the Merger and this Agreement. Except for Section 203 of Delaware Law, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 3.21. Intercompany Accounts. Section 3.21 of the Disclosure Letter contains a complete list of all intercompany balances as of the June 30, 1997 between Chemed and its Affiliates, on the one hand, and the Company and the Subsidiaries, on the other hand. Since June 30, 1997 there has not been any accrual of liability by the Company or any Subsidiary to Chemed or any of its Affiliates or other transaction between the Company or any Subsidiary and Chemed and any of its Affiliates, except (i) with respect to the period commencing June 30, 1997 and ending on the date of this Agreement, in the ordinary course of business of the Company and the Subsidiaries consistent with past practice, and
(ii) thereafter, as provided in Section 3.21 of the Disclosure Letter.

     SECTION 3.22. Material Contracts. (a) Neither the Company nor any Subsidiary is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

          (ii) any agreement with a term of at least one year for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $50,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $50,000 or more;

          (iii) any sales, distribution or other similar agreement with a term of at least six months, providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for (A) annual payments to the Company and the Subsidiaries of $100,000 or more and (B) does not by its terms permit the Company or any Subsidiary to pass any increase in the costs of such materials, supplies, goods, services, equipment or other assets on to the counterparty thereto;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to asset sale programs, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any option, license, franchise or similar agreement;

          (viii) any agency, dealer, sales representative, marketing or other similar agreement;

          (ix) any agreement that limits the freedom of the Company or any Subsidiary or any officer or key employee to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time;

          (x) any agreement with (A) Chemed or any of its Affiliates (other than the Subsidiaries), (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries), (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries) or (D) any director or officer of Chemed or any of its Affiliates (including without limitation the Company and the Subsidiaries) or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

As used herein, the term "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Disclosure Letter or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer.

     SECTION 3.23. Properties. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i) Liens disclosed on the Balance Sheet;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

     (b) There are no developments affecting any such property or assets pending or, to the knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

     (c) The plants, buildings, structures and equipment owned by the Company or any Subsidiary have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

     (d) The plants, buildings and structures owned by the Company or any Subsidiary currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any Subsidiary as heretofore conducted. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

     (e) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

     (f) The property and assets owned or leased by the Company or any Subsidiary constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

     SECTION 3.24. Products. Each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

     SECTION 3.25. Patents and Other Proprietary Rights. The Company and the Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information. proprietary rights and processes of which the Company is aware that are necessary for its business as now conducted (collective the "INTELLECTUAL PROPERTY RIGHTS"), all of which have been disclosed in Section 3.25 of the Disclosure Letter. The Company and the Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights and none of the licenses included in the Intellectual Property Rights purport to grant sole or exclusive licenses to another Person, including without limitation sole or exclusive licenses limited to specific fields of use. The patents owned by the Company and the Subsidiaries are valid and enforceable and any patent issuing from patent applications of the Company and the Subsidiaries will be valid and enforceable. The Company has no knowledge of any infringement by any other party of any of the Intellectual Property Rights, and the Company and the Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of its Intellectual Property Rights. To the best of the Company's knowledge, the Company and the Subsidiaries have not and do not violate or infringe any intellectual property right of any other Person, and the Company and the Subsidiaries have not received any communication alleging that it violates or infringes the intellectual property right of any other Person. The Company and the Subsidiaries have not been sued for infringing any intellectual property right of another Person. None of the processes, techniques and formulae, research and development results and other know-how relating to the business of the Company and the Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Affiliate thereof to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

     SECTION 3.26. Insurance Coverage. The Company has furnished or will furnish to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1992 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any Subsidiary. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Section 3.26 of the Disclosure Letter, the Company and the Subsidiaries shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

     SECTION 3.27. Licenses and Permits. Section 3.27 of the Disclosure Letter correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries together with the name of the government agency or entity issuing such permit. All permits or other similar authorizations (whether material or not) are valid and in full force and effect and neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. No permits or other similar authorizations (whether material or not) will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     SECTION 3.28. Inventories. The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by the Company and its Subsidiaries, less any reserves for obsolescence recorded on the Balance Sheet. Since the Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Balance Sheet consists of, and all inventories of the Company and its Subsidiaries as of the Effective Time will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

     SECTION 3.29. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Effective Time will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet, and all accounts, notes receivable and other receivables arising out of or relating to the Business as of the Effective Time will be included on the books of the Company in accordance with generally accepted accounting principles applied on a consistent basis.

     SECTION 3.30. Employees. Section 3.30 of the Disclosure Letter sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $100,000 and (b) the wage rates and commission structures for non-salaried employees of the Company and its Subsidiaries (by location and job classification). None of such employees listed in clause (a) hereof and no other key employee of the Company and its Subsidiaries has indicated to the Company or its Subsidiaries that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

     SECTION 3.31. Labor Matters. The Company and the Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the National Labor Relations Board.

     SECTION 3.32. Required and Other Consents. (a) Section 3.32(a) of the Disclosure Letter sets forth each agreement, contract or other instrument binding upon the Company or its Affiliates requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect if not received by the Effective Time (each such consent, a "REQUIRED CONSENT" and together the "REQUIRED CONSENTS").

     (b) Section 3.32(b) of the Disclosure Letter sets forth every other consent (each such consent, an "OTHER CONSENT" and together the "OTHER CONSENTS") under such agreements, contracts or other instruments or such Permits that is necessary or desirable with respect to the execution, delivery and performance of this Agreement.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company that:

     SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act and (c) compliance with any applicable requirements of the Exchange Act.

     SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except, in the case of clause (b) and (c), for such matters as would not materially adversely affect the ability of Buyer and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     SECTION 4.05. Disclosure Documents. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Information Statement at the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and (ii) in the case of any Company Disclosure Document other than the Company Information Statement, at the time of the filing thereof and at the time of any distribution thereof.

     SECTION 4.06. Finders' Fees. Except for Lehman Brothers Inc., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                            COVENANTS OF THE COMPANY

     The Company agrees that:

     SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose, or permit any Subsidiary to adopt or propose, any change in its certificate of incorporation, bylaws or other constituent documents;

          (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; or

          (e) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     SECTION 5.02. Company Information Statement. As promptly as practicable, the Company (a) will prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Information Statement and all other related materials, if any, (b) include in any Company Information Statement the determination of the Board of Directors to the effect that the Board of Directors, having determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, has approved this Agreement and such transactions and (c) will otherwise comply with all legal requirements applicable to such action. Buyer, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Company Information Statement, and the Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Company Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Buyer and its counsel the opportunity to review the Company Information Statement prior to its being filed with the SEC and shall give Buyer and its counsel the opportunity to review all amendments and supplements to the Company Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

     If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Company Information Statement, such party shall promptly inform the Company and Buyer thereof and take appropriate action in respect thereof.

     SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.

     SECTION 5.04. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage any Acquisition Proposal (as defined below), (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal or (iii) enter into any agreement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby. The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal and set forth the material terms thereof) Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the Subsidiaries and the Company's directors, officers, employees, financial advisors and other agents and representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

     SECTION 5.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.06. State Takeover Laws. The Company shall, upon the request of Buyer or Merger Subsidiary, take all reasonable steps to assist in any challenge by Buyer or Merger Subsidiary in respect of the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     SECTION 5.07. Resignations. At or prior to the Effective Time, the Company will deliver to Buyer the resignations of all officers of the Company who will be officers, directors or employees of Chemed or any of its Affiliates after the Effective Time from their positions with the Company.

     SECTION 5.08. Additional SEC Filings. The Company will promptly prepare and file with the SEC when due its quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 1997 and, if applicable, September 30, 1997, and, as of their filing dates such reports will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in the light of the circumstances under which they are made, not misleading.

                                   ARTICLE 6

                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 6.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or the rules of The New York Stock Exchange, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, any stockholder lists furnished by the Company, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer, (c) later lawfully acquired by Buyer from sources other than the Company or (d) developed independently by Buyer; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated (a) Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence and (b) for a period of one year after the date hereof, Buyer will not solicit the employment of any management or sales employee of the Company.

     SECTION 6.02. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                   ARTICLE 7

                       COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     SECTION 7.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 7.05. Confidentiality Agreement. Buyer and the Company hereby terminate the Confidentiality Agreement dated June 17, 1997 by and between Buyer and the Company, and hereby agree that such Confidentiality Agreement shall from the date hereof be of no further force or effect.

     SECTION 7.06. Completion of Due Diligence and Amended Disclosure
Letter. (a) The Company and Buyer agree that Buyer will have four weeks from the date of execution of this Agreement to conduct due diligence of the Company and its Subsidiaries (the "DUE DILIGENCE PERIOD") except for due diligence with respect to environmental matters, which due diligence may be conducted up until the Effective Time. If at the end of the Due Diligence Period, the results of such due diligence are not satisfactory to Buyer, Buyer may terminate the Agreement in accordance with Section 9.01.

     (b) The Company shall, no later than three weeks from the date of execution of this Agreement, deliver an updated Disclosure Letter to Buyer (the "AMENDED DISCLOSURE LETTER"). Buyer may review such Amended Disclosure Letter until the end of the Due Diligence Period. If the Amended Disclosure Letter is unsatisfactory to Buyer, Buyer may terminate the Agreement in accordance with
Section 9.01. If Buyer accepts the Amended Disclosure Letter, any reference in this Agreement to the "Disclosure Letter" shall thereafter be deemed to be a reference to the Amended Disclosure Letter.

                                   ARTICLE 8

                            CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

     SECTION 8.02. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Buyer shall have received a certificate signed by the Vice Chairman of the Company to the foregoing effect;

          (b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer and its Affiliates, taken as a whole, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer and its Affiliates, taken as a whole or (iii) that otherwise is likely to materially adversely affect the Company and its Subsidiaries, taken as a whole, or Buyer and its Affiliates, taken as a whole;

          (c) there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Merger, that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

          (d) Chemed shall have executed and delivered to Buyer the Indemnity Agreement (the "INDEMNITY AGREEMENT") and the Tax Matters Agreement (the "TAX MATTERS AGREEMENT") copies of which are attached hereto as Exhibits A and B, respectively, and the Indemnity Agreement and Tax Matters Agreement shall be in full force and effect;

          (e) The Company shall have received all Required Consents in form and substance reasonably satisfactory to Buyer;

          (f) Chemed shall have executed and delivered to Buyer a non-competition agreement ("NON-COMPETE AGREEMENT"), in form and substance satisfactory to Buyer, and such Non-Compete Agreement shall be in full force and effect;

          (g) Buyer shall have entered into employment agreements (the "KEY EMPLOYEE AGREEMENTS") with each of the senior management employees of the Company, in each case in form and substance satisfactory to Buyer;

          (h) Buyer shall have received the resignation of the officers and directors of the Company as contemplated by Section 5.07;

          (i) Buyer shall have completed environmental due diligence to its satisfaction;

          (j) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Buyer; and

          (k) The Buyer and Chemed shall have entered into a Transitional Services Agreement, pursuant to which Chemed will provide certain employee benefits to employees of the Company for a period of time to be agreed upon between Buyer and Chemed, in form and substance satisfactory to Buyer.

     SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by a Senior Vice President of Buyer and an equivalent officer of Merger Subsidiary to the foregoing effect;

          (b) The Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary for this Agreement, all in form and substance satisfactory to the Company.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by December 31, 1997; provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

          (d) by Buyer if either the results of its due diligence of the Company and the Subsidiaries or the Amended Disclosure Letter are not to its satisfaction, in accordance with Section 7.06.

The party desiring to terminate this Agreement pursuant to clauses 9.01(b), 9.01(c) or 9.01(d), shall give written notice of such termination to the other party in accordance with Section 10.01.

     SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.01, 10.01, 10.02, 10.04, 10.05, 10.06, 10.07, 10.08,
10.10 and 10.11 shall survive the termination hereof; provided that nothing in this Section 9.02 shall be deemed to release any party from any liability for any wilful breach by such party of the terms and provisions of this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Buyer or Merger Subsidiary, to:

         Unisource Worldwide, Inc.
         740 Springdale Drive
         Exton, PA 19341
         Attention: General Counsel
         Telecopy: (610) 722-3555

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attention: William L. Rosoff
         Telecopy: (212) 450-4800

         if to the Company, to:

         National Sanitary Supply Company
         255 East Fifth Street
         Suite 2900
         Cincinnati, OH 45202-4790
         Attention: Kevin McNamara
         Telecopy: (513) 762-6919

         with a copy to:

         Clifford A. Roe, Jr.
         Dinsmore & Shohl LLP
         1900 Chemed Center
         255 East Fifth Street
         Cincinnati, OH 45202-4790
         Telecopy: (513) 977-8501

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 10.02. Survival of Representations and Warranties and
Agreements. The representations and warranties of Buyer and Merger Subsidiary contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The representations and warranties of the Company contained herein and in any certificate or other writing delivered pursuant hereto shall survive and shall be subject to the provisions of the Indemnity Agreement until the second anniversary of the Effective Time; provided that (i) the representations and warranties contained in Sections 3.13 and 3.14 shall survive and shall be subject to the provisions of the Indemnity Agreement until the expiration of the statute of limitations applicable to the matters covered thereby (giving affect to any waiver, mitigation or extension thereof), if later and (ii) the representations and warranties contained in Section 3.18 shall survive and shall be subject to the provisions of the Indemnity Agreement (A) insofar as such representations and warranties relate to any property or facility currently owned or leased by the Company or any Subsidiary, until the fourth anniversary of the Effective Time and (B) insofar as such representations and warranties relate to any property or facility previously owned or leased by the Company or any Subsidiary or to the off-site transportation, disposal or arrangement for disposal or migration of any hazardous substances, wastes or materials on or prior to the Effective Time, until the fifteenth anniversary of the Effective Time. The other covenants and agreements of the parties contained herein shall not survive the Effective Time, except for the covenants and agreements set forth in Sections 6.01, 10.04, 10.05, 10.06, 10.07, 10.08, 10.10 and 10.11,
which shall survive for the period set forth therein (or if no such period is specified, indefinitely).

     SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver shall, without the further approval of the stockholders of the Company, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement, if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to the conflict of law provisions of such State.

     SECTION 10.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

     SECTION 10.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 10.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                                   ARTICLE 11

                                  DEFINITIONS

     SECTION 11.01. Definitions. Each of the following terms is defined in the Section set forth opposite such term:

                                     TERM                                  SECTION
          ----------------------------------------------------------    -------------
          Affiliate                                                     3.22
          Balance Sheet                                                 3.08
          Balance Sheet Date                                            3.08
          Benefit Arrangement                                           3.14(a)
          Buyer                                                         Preface
          Company                                                       Preface
          Company Disclosure Documents                                  3.09(a)
          Company Information Statement                                 3.09(a)
          Code                                                          3.13
          Company Returns                                               3.13
          Company Subsidiaries                                          3.05(c)
          Company 10-K                                                  3.06(a)
          Delaware Law                                                  Preface
          Disclosure Letter                                             3.21
          Effective Time                                                1.01(b)
          Employee Plan                                                 3.14(a)(iii)
          Environmental Laws                                            3.18(a)
          Environmental Permits                                         3.18(a)
          ERISA                                                         3.14(a)
          ERISA Affiliate                                               3.14(a)(iii)
          Exchange Act                                                  3.03(c)
          Exchange Agent                                                1.03(a)

                                     TERM                                  SECTION
          ----------------------------------------------------------    -------------
          GAAP                                                          3.13
          HSR Act                                                       3.03(b)
          Indemnity Agreement                                           8.02
          Intellectual Property Rights                                  3.25
          Key Employee Agreements                                       8.02(g)
          Lien                                                          3.04(d)
          Material Adverse Effect                                       3.01
          Merger                                                        Preface
          Merger Consideration                                          1.02(c)
          Merger Subsidiary                                             Preface
          Multiemployer Plan                                            3.14(a)(iii)
          Non-Compete Agreement                                         8.02(f)
          Other Consents                                                3.32(a)
          PBGC                                                          3.14(a)
          Permits                                                       3.27
          Required Consents                                             3.32(a)
          SEC                                                           3.07(a)
          Share                                                         Preface
          Subsidiary                                                    3.06(a)
          Subsidiary Securities                                         3.06(b)(ii)
          Surviving Corporation                                         1.01(a)
          Tax Matters Agreement                                         8.02
          Title IV Plan                                                 3.14(a)(iii)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          NATIONAL SANITARY SUPPLY COMPANY

                                          By:  Kevin J. McNamara
                                          --------------------------------------
                                              Name:  Kevin J. McNamara
                                              Title: Vice Chairman

                                          UNISOURCE WORLDWIDE, INC.

                                          By:  Kathleen N. Burns
                                          --------------------------------------
                                              Name:  Kathleen N. Burns
                                              Title: Vice President
                                                     and Treasurer

                                          TFBD, INC.

                                          By:  Robert M. McLaughlin
                                          --------------------------------------
                                              Name:  Robert M. McLaughlin
                                              Title: President